Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-231610, No. 333-228488 and No. 333-169203) and Form S-3 (No. 333-248701) of Hanger, Inc. of our report dated March 1, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 1, 2021